Exhibit 10.12
AMENDMENT NO. 1
TO
REGISTRY-REGISTRAR AGREEMENT
This Amendment No. 1 to the Registry-Registrar Agreement (this “Amendment”) is made as of this 2 day of November, 2004, by and between VeriSign, Inc. (“VERISIGN”) and the Registrar identified below in the signature block (“REGISTRAR”), each individually a “party” and collectively the “parties.”
RECITALS
WHEREAS, VERISIGN and REGISTRAR desire to amend the .NET Registry-Registrar Agreement between the parties (the “Agreement’) to modify Exhibit B thereto.
NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, VERISIGN and REGISTRAR hereby agree to amend the Agreement as follows:
1.	Defined Terms. Except as otherwise provided herein, all capitalized terms used in this Amendment shall have the same meanings as provided in the Agreement.

2.	Exhibit B. Exhibit B to the Agreement is hereby deleted in its entirety and replaced with the Policy on Transfer of Registrations between Registrars dated 12 November 2004 attached hereto as Attachment I and incorporated herein by reference (the “Transfer Policy”).

3.	Undo Command. REGISTRAR acknowledges and agrees that VERISIGN shall have no obligation to undo a transfer in accordance with the Transfer Policy if both REGISTRAR and the other Registrar to the dispute have not executed amendments to their .NET Registry- Registrar Agreement with VERISIGN to include the Transfer Policy.

4.	Section 6.5. The parties agree that Section 6.5 of the Agreement is deleted in its entirety and replaced with the following paragraph:
6.5 Amendment. Any amendment or supplement to this Agreement shall be in writing and duly executed by both Parties; provided, however, that if VGRS determines that it is necessary to amend this Agreement to comply with an ICANN mandated policy or procedure VGRS may amend or supplement this Agreement upon thirty (30) days prior written notice to Registrar.
5.	General. This Amendment amends certain terms and conditions of the Agreement. All other terms and conditions of the Agreement that are not modified by this Amendment shall remain in full force and effect. Should there be any conflict between the terms and conditions contained in this Amendment and the Agreement, the terms and conditions of this Amendment shall control.
IN WITNESS WHEREOF, the parties have, through their duly authorized officers, executed this Amendment as of the date set forth below.

REGISTRAR: Wild West Domains, Inc.		VERISIGN, INC.

By:	/s/ Robert Parsons	By:	/s/ Raynor Dahlquist

Name:	Robert Parsons	Name:	Raynor Dahlquist

Title:	President	Title:	Acting VP

ATTACHMENT I
Policy on Transfer of Registrations between
Registrars
Effective 12 November 2004
A. Holder-Authorized Transfers
1. Registrar Requirements
Registered Name Holders must be able to transfer their domain name registrations between Registrars provided that the Gaining Registrar’s transfer process meets the minimum standards of this policy and that such transfer is not prohibited by ICANN or Registry policies. Inter-Registrar domain name transfer processes must be clear and concise in order to avoid confusion. Further, Registrars should make reasonable efforts to inform Registered Name Holders of, and provide access to, the published documentation of the specific transfer process employed by the Registrars.
1.1 Transfer Authorities
The Administrative Contact and the Registered Name Holder, as listed in the Losing Registrar’s or applicable Registry’s (where available) publicly accessible WHOIS service are the only parties that have the authority to approve or deny a transfer request to the Gaining Registrar. In the event of a dispute, the Registered Name Holder’s authority supersedes that of the Administrative Contact.
Registrars may use Whois data from either the Registrar of Record or the relevant Registry for the purpose of verifying the authenticity of a transfer request; or from another data source as determined by a consensus policy.
2. Gaining Registrar Requirements
For each instance where a Registered Name Holder requests to transfer a domain name registration to a different Registrar, the Gaining Registrar shall:
2.1 Obtain express authorization from either the Registered Name Holder or the Administrative Contact (hereafter, “Transfer Contact”). Hence, a transfer may only proceed if confirmation of the transfer is received by the Gaining Registrar from the Transfer Contact.
2.1.1 The authorization must be made via a valid Standardized Form of Authorization (FOA). There are two different FOA’s available at the ICANN website. The FOA labeled “Initial Authorization for Registrar Transfer” must be used by the Gaining Registrar to request an authorization for a registrar transfer from the Transfer Contact. The FOA labeled “Confirmation of Registrar Transfer Request” may be used by the Registrar of Record to request confirmation of the transfer from the Transfer Contact.

The FOA shall be communicated in English, and any dispute arising out of a transfer request shall be conducted in the English language. Registrars may choose to communicate with the Transfer Contact in additional languages. However, Registrars choosing to exercise such option are responsible for the accuracy and completeness of the translation into such additional non-English version of the FOA.
2.1.2 In the event that the Gaining Registrar relies on a physical process to obtain this authorization, a paper copy of the FOA will suffice insofar as it has been signed by the Transfer Contact and further that it is accompanied by a physical copy of the Registrar of Record’s Whois output for the domain name in question.
2.1.2.1 If the Gaining Registrar relies on a physical authorization process, then the Gaining Registrar assumes the burden of obtaining reliable evidence of the identity of the Transfer Contact and maintaining appropriate records proving that such evidence was obtained. Further the Gaining Registrar also assumes the burden for ensuring that the entity making the request is indeed authorized to do so. The acceptable forms of physical identity are:
•	Notarized statement

•	Valid Drivers license

•	Passport

•	Article of Incorporation

•	Military ID

•	State/Government issued ID

•	Birth Certificate
2.1.3 In the event that the Gaining Registrar relies on an electronic process to obtain this authorization the acceptable forms of identity would include:
•	Electronic signature in conformance with national legislation, in the location of the Gaining Registrar (if such legislation exists).

•	Consent from an individual or entity that has an email address matching the Transfer Contact email address.
The Registrar of Record may not deny a transfer request solely because it believes that the Gaining Registrar has not received the confirmation set forth above.
A transfer must not be allowed to proceed if no confirmation is received by the Gaining Registrar. The presumption in all cases will be that the Gaining Registrar has received and authenticated the transfer request made by a Transfer Contact.
2.2 Request, by the transmission of a “transfer” command as specified in the Registrar Tool Kit, that the Registry Operator database be changed to reflect the new Registrar.

2.2.1 Transmission of a “transfer” command constitutes a representation on the part of the Gaining Registrar that the requisite authorization has been obtained from the Transfer Contact listed in the authoritative Whois database.
2.2.2 The Gaining Registrar is responsible for validating the Registered Name Holder requests to transfer domain names between Registrars. However, this does not preclude the Registrar of Record from exercising its option to independently confirm the Registered Name Holder’s intent to transfer its domain name to the Gaining Registrar in accordance with Section 3 of this policy.
3. Obligations of the Registrar of Record
A Registrar of Record can choose independently to confirm the intent of the Registered Name Holder when a notice of a pending transfer is received from the Registry. The Registrar of Record must do so in a manner consistent with the standards set forth in this agreement pertaining to Gaining Registrars. In order to ensure that the form of the request employed by the Registrar of Record is substantially administrative and informative in nature and clearly provided to the Transfer Contact for the purpose of verifying the intent of the Transfer Contact, the Registrar of Record must use the FOA.
The FOA shall be communicated in English, and any dispute arising out of a transfer request, shall be conducted in the English language. Registrars may choose to communicate with the Transfer Contact in additional languages. However, the Registrar choosing to exercise such option is responsible for the accuracy and completeness of the translation into such additional non-English version of the FOA. Further, such non-English communications must follow the processes and procedures set forth in this policy. This includes but is not limited to the requirement that no Registrar shall add any additional information to the FOA used to obtain the consent of the Transfer Contact in the case of a transfer request.
This requirement does not preclude the Registrar of Record from marketing to its existing customers through separate communications.
The FOA should be sent by the Registrar of Record to the Transfer Contact as soon as operationally possible, but must be sent not later than twenty-four (24) hours after receiving the transfer request from the Registry Operator.
Failure by the Registrar of Record to respond within five (5) calendar days to a notification from the Registry regarding a transfer request will result in a default “approval” of the transfer.
In the event that a Transfer Contact listed in the Whois has not confirmed their request to transfer with the Registrar of Record and the Registrar of Record has not explicitly denied the transfer request, the default action will be that the Registrar of Record must allow the transfer to proceed.
Upon denying a transfer request for any of the following reasons, the Registrar of Record must provide the Registered Name Holder and the potential Gaining

Registrar with the reason for denial. The Registrar of Record may deny a transfer request only in the following specific instances:
1.	Evidence of fraud

2.	UDRP action

3.	Court order by a court of competent jurisdiction

4.	Reasonable dispute over the identity of the Registered Name Holder or Administrative Contact

5.	No payment for previous registration period (including credit card charge-backs) if the domain name is past its expiration date or for previous or current registration periods if the domain name has not yet expired. In all such cases, however, the domain name must be put into “Registrar Hold” status by the Registrar of Record prior to the denial of transfer.

6.	Express written objection to the transfer from the Transfer Contact. (e.g. — email, fax, paper document or other processes by which the Transfer Contact has expressly and voluntarily objected through opt-in means)

7.	A domain name was already in “lock status” provided that the Registrar provides a readily accessible and reasonable means for the Registered Name Holder to remove the lock status.

8.	A domain name is in the first 60 days of an initial registration period.

9.	A domain name is within 60 days (or a lesser period to be determined) after being transferred (apart from being transferred back to the original Registrar in cases where both Registrars so agree and/or where a decision in the dispute resolution process so directs).
Instances when the requested change of Registrar may not be denied include, but are not limited to:
•	Nonpayment for a pending or future registration period

•	No response from the Registered Name Holder or Administrative Contact.

•	Domain name in Registrar Lock Status, unless the Registered Name Holder is provided with the reasonable opportunity and ability to unlock the domain name prior to the Transfer Request.

•	Domain name registration period time constraints, other than during the first 60 days of initial registration or during the first 60 days after a registrar transfer.

•	General payment defaults between Registrar and business partners / affiliates in cases where the Registered Name Holder for the domain in question has paid for the registration.
The Registrar of Record has other mechanisms available to collect payment from the Registered Name Holder that are independent from the Transfer process. Hence, in the event of a dispute over payment, the Registrar of Record must not employ transfer processes as a mechanism to secure payment for services from a Registered Name Holder. Exceptions to this requirement are as follows:

(i) In the case of non-payment for previous registration period(s) if the transfer is requested after the expiration date, or
(ii) In the case of non-payment of the current registration period, if transfer is requested before the expiration date.
4. Registrar Coordination
Each Registrar is responsible for keeping copies of documentation, including the FOA and the Transfer Contacts response thereto, that may be required for filing and supporting a dispute under the dispute resolution policy. Gaining Registrars must maintain copies of the FOA as received from the Transfer Contact as per the standard document retention policies of the contracts. Copies of the reliable evidence of identity must be kept with the FOA.
Both the Gaining Registrar and the Registrar of Record must provide the evidence relied on for the transfer during and after the applicable inter-registrar domain name transaction(s). Such information must be provided when requested by, and only by, the other Registrar that is party to the transfer transaction. Additionally, ICANN, the Registry Operator, a court or authority with jurisdiction over the matter or a third party dispute resolution panel may also require such information within five (5) days of the request.
The Gaining Registrar must retain, and produce pursuant to a request by a Losing Registrar, a written or electronic copy of the FOA. In instances where the Registrar of Record has requested copies of the FOA, the Gaining Registrar must fulfill the Registrar of Records request (including providing the attendant supporting documentation) within five (5) calendar days. Failure to provide this documentation within the time period specified is grounds for reversal by the Registry Operator or the Dispute Resolution Panel in the event that a transfer complaint is filed in accordance with the requirements of this policy.
If either a Registrar of Record or a Gaining Registrar does not believe that a transfer request was handled in accordance with the provisions of this policy, then the Registrar may initiate a dispute resolution procedure as set forth in Section C of this policy.
For purposes of facilitating transfer requests, Registrars should provide and maintain a unique and private email address for use only by other Registrars and the Registry:
i. This email address is for issue related to transfer requests and the procedures set forth in this policy only.
ii. The email address should be managed to ensure messages are received by someone who can respond to the transfer issue.
iii. Messages received at such email address must be responded to within a commercial reasonable timeframe not to exceed seven (7) calendar days.

5. EPP — based Registry Requirements for Registrars
In EPP-based gTLD Registries, Registrars must follow the requirements set forth below.
Registrars must provide the Registered Name Holder with the unique “Authlnfo” code within five (5) calendar days of the Registered Name Holder’s initial request if the Registrar does not provide facilities for the Registered Name Holder to generate and manage their own unique “Authlnfo” code.
Registrars may not employ any mechanism for complying with a Registered Name Holder’s request to obtain the applicable “Authlnfo Code” that is more restrictive than the mechanisms used for changing any aspect of the Registered Name Holder’s contact or name server information.
The Registrar of Record must not refuse to release an “Authlnfo Code” to the Registered Name Holder solely because there is a dispute between the Registered Name Holder and the Registrar over payment.
Registrar-generated “Authlnfo” codes must be unique on a per-domain basis.
The “Auth-lnfo” codes must be used solely to identify a Registered Name Holder, whereas the FOA’s still need to be used for authorization or confirmation of a transfer request, as described in Section 2 and Section 4 of this policy.
6. Registry Requirements
Upon receipt of the “transfer” command from the Gaining Registrar, Registry Operator will transmit an electronic notification to both Registrars. In the case of those Registries that use electronic mail notifications, the response notification may be sent to the unique email address established by each Registrar for the purpose of facilitating transfers.
The Registry Operator shall complete the requested transfer unless, within five (5) calendar days, Registry Operator receives a NACK protocol command from the Registrar of Record.
When the Registry’s database has been updated to reflect the change to the Gaining Registrar, Registry Operator will transmit an electronic notification to both Registrars. The notification may be sent to the unique email address established by each Registrar for the purpose of facilitating transfers or such other email address agreed to by the parties.
The Registry Operator shall undo a transfer if, after a transfer has occurred, the Registry Operator receives one of the notices as set forth below. In such case, the transfer will be reversed and the domain name reset to its original state. The Registry Operator must undo the transfer within five (5) calendar days of receipt of the notice except in the case of a Registry dispute decision, in which case the Registry Operator must undo the transfer within fourteen calendar days unless a court action is filed. The notice required shall be one of the following:

i. Agreement of the Registrar of Record and the Gaining Registrar sent by email, letter or fax that the transfer was made by mistake or was otherwise not in accordance with the procedures set forth in this policy;
ii. The final determination of a dispute resolution body having jurisdiction over the transfer; or
iii. Order of a court having jurisdiction over the transfer.
7. Records of Registration
Each Registrar shall require its customer, the Registered Name Holder, to maintain its own records appropriate to document and prove the initial domain name registration date.
8. Effect on Term of Registration
The completion by Registry Operator of a holder-authorized transfer under this Part A shall result in a one-year extension of the existing registration, provided that in no event shall the total unexpired term of a registration exceed ten (10) years.
B. ICANN-Approved Transfers
Transfer of the sponsorship of all the registrations sponsored by one Registrar as the result of (i) acquisition of that Registrar or its assets by another Registrar, or (ii) lack of accreditation of that Registrar or lack of its authorization with the Registry Operator, may be made according to the following procedure:
(a) The gaining Registrar must be accredited by ICANN for the Registry TLD and must have in effect a Registry-Registrar Agreement with Registry Operator for the Registry TLD.
(b) ICANN must certify in writing to Registry Operator that the transfer would promote the community interest, such as the interest in stability that may be threatened by the actual or imminent business failure of a Registrar.
Upon satisfaction of these two conditions, Registry Operator will make the necessary one-time changes in the Registry database for no charge, for transfers involving 50,000 name registrations or fewer. If the transfer involves registrations of more than 50,000 names, Registry Operator will charge the gaining Registrar a one-time flat fee of US$ 50,000.
C. Transfer Dispute Resolution Policy
Procedures for handling disputes concerning inter-registrar transfers are set forth in the Transfer Dispute Resolution Policy. Procedures in this policy must be followed by the applicable Registry Operators and ICANN accredited Registrars.